Schedule A to the
Expense Limitation Agreement between
Guinness Atkinson Funds and Guinness Atkinson Asset Management, Inc.

The Adviser has agreed to limit the total annual fund expenses of the following Funds, expressed as a percentage of each Fund’s average daily net assets, for the periods indicated.

Fund	Annual Expense Limit	Expiration Date*
Alternative Energy Fund	1.98%	June 30, 2016
Asia Focus Fund	1.98%	June 30, 2016
Asia Pacific Dividend Builder Fund	1.10%	June 30, 2016
China & Hong Kong Fund	1.98%	June 30, 2016
Global Energy Fund	1.45%	June 30, 2016
Global Innovators Fund
Institutional Class	0.99%	June 30, 2018
Investor Class	1.24%	June 30, 2018
Renminbi Yuan & Bond Fund	0.90%	June 30, 2016

Adopted April 25, 2004
Ratified by the Board of Trustees of Guinness Atkinson Funds May 7, 2004
Amended and approved by the Board of Trustees of Guinness Atkinson Funds February 24, 2006.
Amended May 4, 2007
Continued May 2, 2008
Continued May 24, 2010
Amended and approved by the Board of Trustees of Guinness Atkinson Funds May 9, 2011
Amended and approved by the Board of Trustees of Guinness Atkinson Funds March 2, 2012
Amended and approved by the Board of Trustees of Guinness Atkinson Funds May 18, 2015
Amended and approved by the Board of Trustees of Guinness Atkinson Funds December 7, 2015.

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*	Amounts limited in the current year must be recouped by the end of the designated fiscal year.